
                                                        REGISTRATION NO. _______

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                               VIRALMARKETS, INC.
                               ------------------
             (Exact Name of Registrant as Specified in Its Charter)

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

            DELAWARE
            --------               ----------------------------          11-3571630
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)      Identification No.)

                             -----------------------
                              47 Mall Drive, Unit 5
                             Commack, New York 11725
                                 (631) 864-1515
                             -----------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                                   -----------
                                    PAUL STEO
                               VIRALMARKETS, INC.
                              47 MALL DRIVE, UNIT 5
                             COMMACK, NEW YORK 11725
                                 (631) 864-1515
                                 --------------
       (Name, Address Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                                   -----------
  Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              ALAN C. EDERER, ESQ.
                     WESTERMAN SHAPIRO DRAGHI & MILLER, LLP
                         600 OLD COUNTRY RD., SUITE 502
                           GARDEN CITY, NEW YORK 11530
                               TEL: (516) 622-9200
                               FAX: (516) 977-3056
                                   -----------
Approximate date of proposed sale to the public: At such time or times after the effective date of this Registration Statement that the selling stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box X
                  ---

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering
                                             ---

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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering
                      ---

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering
                      ---

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box

-----------



                         CALCULATION OF REGISTRATION FEE

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
                 Title of Each Class of Securities                 Amount         Proposed         Proposed         Amount of
                         to be Registered                           to be          Maximum          Maximum       Registration
                                                                 Registered       Offering         Aggregate           Fee
                                                                                  Price Per        Offering
                                                                                 Security(1)         Price
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share                           2,152,546        $2.25          $4,843,229        $1,278.62
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER __, 2000

                               ViralMarkets, Inc.

                                2,152,546 Shares

                     Common Stock, par value $.01 per share

                                   -----------

         This prospectus relates to 2,152,546 shares of our common stock, which may be offered and sold, from time to time, by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         Our common stock is not listed on any national securities exchange, and the NASDAQ stock market does not list the securities offered. We intend to apply for listing of our shares of common stock on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTCBB"). There is no assurance that we will obtain listing on the OTCBB. This offering consists of securities offered by selling stockholders only. The selling stockholders may offer their shares at any price. By agreement with the selling stockholders, we will pay all of the expenses incident to the registration of the securities under the Securities Act. THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE
__.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




           The date of this preliminary prospectus is ________ , 2000

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

OUR COMPANY

         We are a New York-based development stage Internet company. We intend to produce "turn-key" customizable marketing solutions for small and medium sized businesses. Our business strategy is to enable these businesses to create their own e-mail advertising campaigns on our web site. We intend to be self-promoting, or "viral" in nature since the promotions will always invite (or encourage) recipients to forward the e-mail to friends.

ABOUT US

         We were incorporated in the State of Delaware under the name ViralMarkets, Inc. on January 12, 2000. Our principal executive offices are located at 47 Mall Drive, Unit 5, Commack, New York 11725. Our phone number is 631-864-1515. Our web site address is www.viralmarkets.com. The information in our website is not a part of this prospectus.

THE OFFERING

         As of December, 2000, we had 2,152,546 shares of our common stock outstanding. This offering is comprised of securities offered by selling stockholders only. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the shares of common stock offered hereby.

RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully review and consider the risks discussed under "Risk Factors" as well as the other information set forth in this prospectus before buying our common stock.

SUMMARY FINANCIAL DATA

         The following summary financial information is derived from our financial statements. You should read this summary financial information in conjunction with "Management's Plan of Operation" and the financial statements and related notes.


[TO BE PROVIDED BY AUDITORS]

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

DUE TO OUR LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

         We very recently commenced business operations. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based entertainment. These risks and difficulties include our ability to:

--      attract a larger audience of users to our web based offerings;
--      increase awareness of our brand;
--      strengthen user loyalty and increase the number of registered users;
--      offer compelling on-line content, services and e-commerce opportunities;
--      develop affiliate relationships;
--      attract a large number of advertisers who desire to reach our users;
--      respond effectively to the offerings of competitive entertainment providers on the Internet;
--      continue to develop and upgrade our technology; and
--      attract, retain and motivate qualified personnel.

         We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. Our business model is not proven. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we fail to address adequately any of these risks or difficulties our business would likely suffer.

WE HAVE NOT HAD ANY REVENUES AND ANTICIPATE CONTINUED LOSSES

         We have not generated any revenues and expect to continue to incur net losses in 2001 and subsequent fiscal periods. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in areas such as expansion of our network, advertising, brand promotion, content development, sales and marketing; and operating infrastructure. We will need to generate even more substantial revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

IF WE ARE UNABLE TO ATTRACT ADDITIONAL CAPITAL, OUR GROWTH WILL BE LIMITED.

Our ability to implement our business plan will depend on a number of factors, including our ability to raise substantial additional capital. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance content, features or services, or otherwise respond to competitive pressures would be significantly limited. We have no commitments with respect to any additional financing and there can be no assurance that any such funds will be available on acceptable terms or otherwise.

DIFFICULTIES IN DEVELOPING NEW AND ENHANCED CONTENT AND PRODUCTS FOR OUR WEB SITE COULD HARM OUR BUSINESS

         We provide content and other features that consumers demand in order to continue to attract and retain our audience of users. We expect that competitive factors will create a continuing need for us to retain, improve and add to our content and other features. We will not only have to expend significant funds and other resources to continue to improve our network, but we must also properly anticipate and respond to consumer preferences and demands. The addition of new features will also require that we continue to improve the technology underlying our web site. These requirements are significant, and we may fail to execute on them quickly and efficiently. If we fail to expand the breadth of our offerings quickly, or these offerings fail to achieve market acceptance, our business will suffer significantly. Even if we succeed in expanding our offerings in a timely manner, this expansion may cause us to spend more on creating this content than we can charge to our customers.

         We may also experience difficulties that could delay or prevent us from introducing new content and products. These difficulties may include the loss of, or inability to obtain or maintain, third-party technology license agreements. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new content and products or if these new content and products are not accepted by our users.

WE FACE A RISK OF SYSTEM FAILURE THAT MAY RESULT IN REDUCED TRAFFIC, REDUCED REVENUE AND HARM TO OUR REPUTATION

Our ability to attract loyal users depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Similarly, our ability to track, measure and report the delivery of advertisements on our site depends on the efficient and uninterrupted operation of a tracking system. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers. Any disruption in the Internet access to our web site could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

FAILURE TO PROTECT OUR INTELLECTUAL, PROPERTY RIGHTS COULD HARM OUR BRAND-BUILDING EFFORTS AND ABILITY TO COMPETE EFFECTIVELY

         We regard our intellectual property as critical to our success. To protect our rights to our intellectual property, we intend to rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, consultants, affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we offer or intend to offer our services. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition.

WE MAY HAVE TO DEFEND AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH MAY CAUSE SIGNIFICANT OPERATIONAL EXPENDITURES

         Other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. We incorporate licensed third-party technology in some of our services. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. We cannot assure you that these provisions will be adequate to protect us from infringement claims. Any infringement claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

ANY FUTURE ACQUISITIONS WE HAKE OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND/OR THE DISTRACTION OF OUR MANAGEMENT, DUE TO DIFFICULTIES IN ASSIMILATING ACQUIRED PERSONNEL AND OPERATIONS

         We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we may engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies, and we regularly engage in such discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. we cannot assure you that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

RISKS RELATED TO OUR INDUSTRY

OUR ABILITY TO MAINTAIN AND INCREASE OUR USER BASE DEPENDS ON THE CONTINUED GROWTH IN USE AND EFFICIENT OPERATION OF THE WEB

         The web-based entertainment market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

-        inadequate network infrastructure;
-        security concerns;
-        inconsistent quality of service; and
-        unavailability of cost-effective, high-speed access to the Internet.

         Our users depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our members to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media, which could materially adversely affect our business, results of operations and financial condition.

A GENERAL DECLINE IN ONLINE ADVERTISING OR OUR INABILITY TO ADAPT TO TRENDS IN ONLINE ADVERTISING COULD HARM OUR ADVERTISING REVENUES

         No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, existing advertisers may not continue or increase their levels of web advertising. If standards develop and we are unable to meet these standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

         Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising races and revenues. We cannot assure you that we will be successful under existing or alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues and, as a result, our business, results of operations and financial condition.

         We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web site.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD INCREASE OUR COSTS OF TRANSMITTING DATA AND INCREASE OUR LEGAL AND REGULATORY EXPENDITURES AND COULD DECREASE OUR USER BASE

         Existing domestic and international laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. This regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect cur business.

CONCERNS ABOUT WEB SECURITY COULD REDUCE OUR ADVERTISING REVENUES, DECREASE OUR USER BASE AND INCREASE OUR WEB SECURITY EXPENDITURES

         Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic Commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that Involve the transmission of confidential information, such as signing up for a paid subscription or purchasing goods or services. Because many of our advertisers seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS COULD ADVERSELY AFFECT OUR STOCKHOLDERS

         At December __, 2000, our officers, directors and greater-than-five-percent stockholders (and their affiliates), in the aggregate, beneficially owned approximately 50.7% of the outstanding common stock. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE OF CONTROL

         Provisions of our Certificate of Incorporation and Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Furthermore, some of our securityholders have the right to approve any change of control.

WE DO NOT INTEND TO PAY DIVIDENDS

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain matters discussed under the captions "Risk Factors" and "The Company" and elsewhere in this prospectus or in the information incorporated by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 215 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

         We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, Readers are cautioned not to rely too heavily on these forward-looking statements. The forward-looking statements by their nature are not intended to be definitive predictions of future events.

USE OF PROCEEDS

         All net proceeds from the sale of the shares of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock by the selling stockholders.

                                   THE COMPANY

OVERVIEW

         We were incorporated in January, 2000 as a Delaware corporation under the name ViralMarkets, Inc. We are a development stage company and have had very limited operations to date. We have not yet generated any revenues. Our intended plan of operation will require us to either generate revenues or raise capital (through private placements or otherwise) of at least $1 Million for the next twelve months.

                                    BUSINESS

OUR BUSINESS

         We are a New York-based development stage Internet company. We intend to produce "turn-key" customizable marketing solutions for small and medium sized businesses. Our business strategy is to enable these businesses to create their own e-mail advertising campaigns on our web site. We intend to be self-promoting, or "viral" in nature since the promotions will always invite (or encourage) recipients to forward the e-mail to friends.

INDUSTRY BACKGROUND

         GROWTH OF THE INTERNET, E-COMMERCE AND ONLINE ADVERTISING. The Internet has emerged as a significant global communications medium, enabling millions of people to share information, communicate and conduct business electronically. Both the number of Internet users and the amount of time they spend online are growing. This growth is the result of a number of factors, including: increase in the number of computes in the home, schools and workplace; improvements in computer network infrastructure; more convenient, faster and less expensive Internet access; advances in computer and modem technology; an increase in public awareness of the benefits of using the Internet; and the development of easy-to-use interfaces. The rapid adoption of the Internet represents a significant opportunity for businesses to market and sell products and services online and for advertisers and businesses to capitalize on the Internet's interactive nature by marketing their products to highly targeted audiences. The success of Internet advertising can be attributed to the following factors:
Internet advertising offers advertisers a flexible way to target their messages and measure their results; Internet advertisers an tailor their messages to specific groups of consumers; Internet advertisers can change advertising content frequently in response to market factors, current events and consumer feedback; and advertisers can more accurately track the effectiveness of their advertising messages based on the rate at which consumers directly respond to their advertisements through `click-throughs" that their advertisements receive.

         GROWTH OF TARGETED ONLINE CONTENT AND COMMUNITY SITES. As the Internet has grown, users and advertisers have started seeking more targeted and compelling content, information, expression and interaction. Just as cable television channels, such as MTV and ESPN, have become more popular by aggregating content targeted towards a specific audience, online content and community sites that provide a demographically targeted environment have emerged. Like the major television networks that provide programming across many demographic segments, the major online portals typically provide a broad range of content and services without a specific demographic focus. Targeted online communities provide users with the ability to access relevant content and to interact directly with other people with similar interests. Registered users, or members, are often eligible for additional services from a site, such as customization options or access to premium content. As a site learns more about its members as they register and spend more time online, it can tailor its features to meet the needs and preferences of its users and members. This information also provides advertisers and merchants with more focused demographic and psychographic information that can be used to maximize direct marketing opportunities.

THE VIRALMARKETS STRATEGY

         We are a New York-based development stage Internet company. We intend to produce "turn-key" customizable marketing solutions for small and medium sized businesses. Our business strategy is to enable these businesses to create their own e-mail advertising campaigns on our web site. We intend to be self-promoting, or "viral" in nature since the promotions will always invite (or encourage) recipients to forward the e-mail to friends.

PRODUCT STRATEGY

         We intend to target our web site to the small to medium size business owner. Our web site will be designed to load quickly, and will be straightforward and easy-to-use. It will not be bogged down with graphics or animations, but will contain very powerful tools. We expect that we will not have a consumer side web site for ViralMarkets. The e-mail message will be our end product, and the consumer will not interface with our web site, but will instead follow the links or other contacts on the promotion itself.

         As part of our web site development strategy, we will take into account that we are targeting business owners who have little or no exposure to this type of promotional tool. We intend to help them understand what our service can provide in terms of benefits for their businesses, and also in terms of what choices are available to them for how to create and present their promotions. To do this, we will embark on our own promotional campaign to promote our web site.

         In addition, our web site will be designed to introduce our promotion concepts from a marketing perspective, as well as to clearly explain the functionality of the site itself. We expect that ease of use and understanding of what tools are available will be of paramount importance.

MARKET ANALYSIS

         We believe that our market is not restricted to any specific industry or type of business. We believe that the potential for its application spans across Internet based and bricks and mortar based small and medium sized businesses. We see no boundaries across any of these categories.

         Our e-mail based promotion solution will offer an efficient alternative to other promotional tools including television, radio, direct mail and flyers, yellow pages, magazines, newspaper and Internet banner advertisements for businesses to consumers, as well as trade shows, trade magazines and Internet banner advertisements for businesses-to-businesses.

         We believe that some companies may not yet be ready to consider e-mail promotions as a tool to reach their target markets. We believe that most low income, less educated market segments have not yet been exposed to the Internet and its benefits. We anticipate that our target businesses will be businesses with demographic, psychographic and geographic target markets that are likely to be Internet-connected.

CUSTOMER CARE

         Users in the future who are unfamiliar with our site will have the ability to click on the "help" button on our web site, www.viralmarkets.com. This feature describes all of our features and services and explains to the user how to use them.

COMPETITION

         The market for Internet traffic, registered users and Internet advertising is new and rapidly evolving, and competition is intense. With no substantial barriers to entry, we expect that competition will continue to intensify. We believe that the primary competitive factors in creating community on the Internet and attracting advertisers are: user receptiveness to branded content; functionality; brand recognition; user affinity and loyalty; the ability to target a specific demographic; variety off value-added services; ease-of-use; quality of service; reliability and critical mass; and the overall cost-effectiveness of the advertising medium.

         Our e-mail based promotion solution will offer an efficient alternative to other promotional tools including television, radio, direct mail and flyers, yellow pages, magazines, newspaper and Internet banner advertisements for businesses to consumers, as well as trade shows, trade magazines and Internet banner advertisements.

GOVERNMENT REGULATION

         We are subject to various laws and governmental regulations relating to our business. Although there are currently few laws or regulations directly applicable to online services or the Internet, the increasing popularity and use of the Internet might cause additional laws and regu1aticns to be adopted. These laws and regulations current may cover or may cover in the future issues including the following:

         INTERNET PRIVACY. The Children's Online Privacy Protection Act of 1SDS which was enacted by the United States Congress on October 21, 1398 and for which the Federal Trade Commission issued its final regulations on October 20, 1939, regulates the collection, use, and/or disclosure of personal information obtained from children under the age of 13. Under the provisions of this Act, which becomes effective on April 21, 2000, web sites catering to children will be required to: provide notice on their web site and to parents of children under the age of 13 with notice of what information is being collected, how the site uses the information, and the web site's practices regarding disclosures of information; obtain verifiable parental consent for the collection, use and/or disclosure of their children's information, and allow parents to terminate their consent at any time; provide parents an opportunity to review the information collected from their children; and refrain from conditioning a child's participation in a game on the child revealing more information than reasonably necessary to participate. if we discover that a member about whom we have collected information has misrepresented his or her age and is in fact under age 13, or that a child under 13 has disclosed personal information on our bulletin boards or in any other public forum on cur site, we will have to either (1) remove that person as a member, or (2) comply with the Federal Trade Commission regulations under the Act. It is important to our members that we protect their privacy. We use password protection and. member ID's to ensure anonymity among our members. While we believe that we currently adequately provide for cur members' privacy, our current programs tray not conform to legislation or regulations adopted in the future by the Federal Trade Commission or other governmental entities. In addition, it unauthorized persons were able to penetrate our security and gain access to, or otherwise misappropriate, our members' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation which could require us to expend significant financial resources and divert management's attention from operations.

         The European Union adopted a Directive which became effective in October 1998 that imposes restrictions on the collection and use of personal data. Under the Directive, European Union citizens are guaranteed the right of access to their data, the right to know where the data originated, the right to have inaccurate data corrected, the right to recourse in the event of unlawful processing of information and the right to withhold permission to use their data for direct marketing. The Directive could affect U.S. companies that collect information over the Internet from individuals in European Union member countries and may impose restrictions that are more stringent than current Internet privacy standards in the United States or our own privacy policies- The Directive does not, however, define what standards of privacy are adequate. As a result, the Directive might adversely affect the activities of entities, including us, that engage in data collection from meters in European Union member countries.

         INTERNET TAXATION. A number of legislative proposals have been made by federal, state, local and foreign governments that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although in October 1998 Congress placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were excluded from this moratorium. Further, once this moratorium is lifted, some type of federal or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may cause sales at the Stan Store to decrease which might adversely affect advertising revenues as well since Internet sales generally may decline.

         DOMAIN NAMES. Our domain names are our Internet "addresses.' Domain names have been the subject of significant trademark litigation in the United States. We have applied for registration of certain domain names in the United States and foreign countries. Third parties might briny claims for infringement against us for the use of these domain names. Moreover, because domain names derive value from the individual's ability to remember such names, it is possible that our domain names could lose their value if, for example, meters begin to rely on mechanisms other than domain names to access online resources. The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Our domain names might lose their value, and we might have to obtain entirely new domain names in addition to or instead of our current domain names if such litigation or reform efforts result in a restructuring of the current system.

         JURISDICTION. Due to the global reach of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our activities or prosecute us for violations of their laws. This could seriously affect our business. In addition, because our products and services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our web sites or prosecute us for violations of their laws. State or foreign governments might allege or charge us with violations of local laws, we might unintentionally violate these laws, and these laws might be modified, or new laws might be enacted, in the future.

EMPLOYEES

         As of December __, 2000, we did not employ any employees. To support our anticipated future growth, we expect to hire additional employees, particularly in the areas of content creation and product development.

         DESCRIPTION OF PROPERTY

         Our principal executive offices are located in Commack, New York. We occupy approximately 500 square feet on a "free-rent" basis from Imojo, Inc., our principal stockholder.


                         MANAGEMENT'S PLAN OF OPERATION

         You should read the following plan of operation in conjunction with the financial statements and notes thereto contained elsewhere in this prospectus. The following information contains forward-looking statements which are subject to risks and uncertainties. If one or more of these risks and uncertainties materialize, actual results may differ from those expressed or implied by the forward-looking statements.

         We are a development stage company with limited operations and no revenues to date. We anticipate that over the next 12 months we will require a minimum of $1 million to fund our operational requirements. We anticipate that such funds shall be raised through private placements of our securities or by loans or equity investments from existing investors. We have not yet determined how we plan to obtain these funds and there is no assurance that we will be able to obtain financing for our business development. If adequate funds are not available to us, we believe that our business development will be adversely affected. We do not expect to purchase or sell any plant and significant equipment in the next twelve months.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions of our sole executive officer and director:

  NAME           AGE       POSITION AND OFFICES WITH THE COMPANY
  Paul Steo      23        Chairman of the Board of Directors, President and
                           Secretary


EXECUTIVE COMPENSATION

         No employee of the Company has received any salary and bonus to date.

COMPENSATION OF DIRECTORS

         Currently the only member of our Board of Directors does not receive any compensation for service on our Board. We expect that a compensation plan for Directors may be adopted in the future.

STOCK OPTION PLAN

         We have no stock option plan in place at the present time. However, we may adopt a stock option plan at our annual meeting of stockholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         Our certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of their fiduciary duties as directors to the extent permitted by Delaware law.

         Our bylaws provide that we must indemnify our directors, officers and employees so long as they act in good faith and are not adjudged liable to the Corporation. Our bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permit us to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against them in any such capacity, whether or not our bylaws would permit or require such indemnification.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, certain information, as of December __, 2000, regarding beneficial ownership of our common stock by

         - each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of common stock;
         -  each of our directors;
         -  each of the named executive officers; and
         -  all of our current executive officers and directors as a group.


Name of                                                    Number of Shares
Beneficial Owner                                           Beneficially Owned(1)          Percent of Class (1)
                                                           ---------------------          --------------------
Paul Steo, Chairman of the Board, President and                    ---                            ---
Secretary

Imojo Holdings, LLC                                              558,000                          25.0%

Imojo, Inc.                                                      557,850                          25.0%

All Directors and Officers as a Group                              ---                            ---



                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The following table sets forth

         -        the names and addresses of each of the selling stockholders,
         - the number of shares of common stock beneficially owned by each selling stockholder prior to the offering,
         - the number of shares of common stock that may be offered by each of the selling stockholders pursuant to this prospectus, and
         - the number of shares of common stock beneficially owned by each selling stockholder after completion of the offering, assuming all of the shares covered by this prospectus as sold.


                                NUMBER OF       NUMBER OF SHARES     NUMBER OF
                                SECURITIES        OFFERED FOR        SECURITIES
                               BENEFICIALLY          SELLING          OWNED OF      PERCENTAGE
                              OWNED PRIOR TO      STOCKHOLDER'S     RECORD AFTER   OWNED AFTER
NAME OF SELLING SHAREHOLDER      OFFERING            ACCOUNT          OFFERING       OFFERING
------------------------------------------------------------------------------------------------
Kenneth Neu                         1,428              1,428          1,428              *

------------------------------------------------------------------------------------------------
David Nouvini                       1,428              1,428          1,428              *

------------------------------------------------------------------------------------------------
Michael Asfour                      1,428              1,428          1,428              *

------------------------------------------------------------------------------------------------
Pete Sterling                       1,428              1,428          1,428              *

------------------------------------------------------------------------------------------------
Carolyn Ferrante                    1,428              1,428          1,428              *

------------------------------------------------------------------------------------------------
Dimitri Kotsiopoulos                  572                572            572              *

------------------------------------------------------------------------------------------------
Antonio Cappellino                    428                428            428              *

------------------------------------------------------------------------------------------------
Anthony J. Vitale Jr.                 214                214            214              *

------------------------------------------------------------------------------------------------
Allison McMarrow                      214                214            214              *

------------------------------------------------------------------------------------------------
Steven Wroblewski                     142                142            142              *

------------------------------------------------------------------------------------------------
Nazmi                                 142                142            142              *

------------------------------------------------------------------------------------------------
Todd O'Connell                        100                100            100              *

------------------------------------------------------------------------------------------------
WSDM 2000, LLC                        430                430            430              *

------------------------------------------------------------------------------------------------
Catherine Fraiser                     100                100            100              *

------------------------------------------------------------------------------------------------
Bryan Kaufman                         100                100            100              *

------------------------------------------------------------------------------------------------
Theresa Mari                          100                100            100              *

------------------------------------------------------------------------------------------------
Debra Hamilton                        100                100            100              *

------------------------------------------------------------------------------------------------

Michael Gilbert                       100                100            100              *

------------------------------------------------------------------------------------------------
Adrian Mangra                         100                100            100              *

------------------------------------------------------------------------------------------------
Suzanne Napoli                        100                100            100              *

------------------------------------------------------------------------------------------------
Debra Morsony                         100                100            100              *

------------------------------------------------------------------------------------------------
George Gavalos                        100                100            100              *

------------------------------------------------------------------------------------------------
Jason Asfour                          100                100            100              *

------------------------------------------------------------------------------------------------
Cindy Bermingham                  105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Robert Brown                      105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Scott Krauss                      105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Brenda Caufield                   105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Diana Chungfen Wang               105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Kevin McGoldrich                  105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Melissa Naeder                    105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
William Brown                     105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Lamonte Mitchell                  105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
Chai Ing Wang                     105,000            105,000        105,000          4.9%*

------------------------------------------------------------------------------------------------
IMOJO, Inc.                       538,100            538,100        538,100         25.0%*

------------------------------------------------------------------------------------------------
IMOJO Holdings, LLC               553,864            553,864        553,864         25.7%*

------------------------------------------------------------------------------------------------
Rosa Nouvini                          100                100            100              *

------------------------------------------------------------------------------------------------

Judith Neu                            100                100            100              *

------------------------------------------------------------------------------------------------
Total:                          2,152,546          2,152,546      2,152,546

------------------------------------------------------------------------------------------------

* Under 1%

         The selling stockholders are entitled to receive all of the proceeds from the future sale of their shares.

         The selling stockholders, from time to time, depending on market conditions and other factors, may offer or sell their shares in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by various methods, including:

         -        block trades in which a broker or dealer so engaged will
                    attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         -        purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
         -        purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
         -        ordinary brokerage transactions and transactions in which the broker solicits purchases; and
         -        face to face transactions between sellers and purchasers
                    without a broker or dealer.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. These brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with these sales.

         We will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than discounts or commissions, if any, payable with respect to sales of the shares.

         The selling stockholders are not restricted as to the number of shares that may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. Sales of the shares by the selling stockholders may have an adverse effect on the market price of the common stock.

                              CERTAIN TRANSACTIONS

         We currently occupy premises on a "rent-free" basis from Imojo, Inc., an affiliate of the Company.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of December __, 2000, there were 2,152,546 shares of common stock issued and outstanding; no shares of preferred stock were issued.

COMMON STOCK

         All holders of common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have rights to cumulate their votes in the election of directors under our certificate of incorporation or applicable provisions of the General Corporation Law of the State of Delaware.

         The holders of common stock have the right to receive dividends, when, and if declared, by our Board of Directors out of funds legally available therefor. We have never paid any cash dividends on our common stock. We presently intend to retain earnings, if any, to finance our operations, and therefore do not anticipate paying any cash dividends in the future. If we liquidate, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

         Our common stock is neither redeemable nor has any preemptive, subscription, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our Board of Directors may authorize the issuance up to 5,000,000 shares of preferred stock without any further stockholder approval. The Board is expressly authorized to provide for the issuance of shares of preferred stock in one or more classes or series, and to fix for each such class or series the powers, rights, privileges, preferences, qualifications, limitations or restrictions, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights, redemption prices, liquidation preferences, and the designation of and the number of shares constituting any class or series.

TRANSFER AGENT AND REGISTRAR

         _______________________________, serves as transfer agent and registrar for the common stock.



ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER

         Provisions of Delaware law and our certificate of incorporation could discourage takeover attempts. These include:

         - DELAWARE ANTITAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholders for a period of three years from the date the stockholder became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner provided in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of the corporation's outstanding voting stock.

         - OUR RIGHT TO ISSUE PREFERRED STOCK. Our certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors, without any further vote or action by our stockholders. Therefore, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.



                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Westerman Shapiro Draghi & Miller, LLP, Garden City, New York ("WSDM"). As part of our agreement with WSDM, we have agreed to pay a portion of their legal fee in our common stock. The shares of common stock issued to an affiliate of WSDM are being registered for sale pursuant to the terms of this Registration Statement. As of the effective date of this registration statement, the affiliate of WSDM owned 430 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements as of November 30, 2000 included in this Prospectus have been so included in reliance on the report of Liebman Goldberg & Drogin, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of our common stock offered hereby, we refer you to the registration statement, including the exhibits thereto, which may be inspected, without charge, at the office of the Securities and Exchange Commission.

         Copies of the registration statement may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matters involved.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

             FROM JANUARY 12, 2000 (INCEPTION) TO NOVEMBER 30, 2000

                                      WITH

                          INDEPENDENT AUDITORS' REPORT

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

             FROM JANUARY 12, 2000 (INCEPTION) TO NOVEMBER 30, 2000




                                    CONTENTS


                                                                          PAGE #
Independent Auditors' Report                                                1

Balance Sheet                                                               2

Statement of Operations                                                     3

Statement of Stockholders' Equity                                           4

Statement of Cash Flows                                                     5

Notes to Financial Statements                                             6 - 8


To the Board of Directors
ViralMarkets, Inc.
(A Development Stage Company)
New York, New York


We have audited the accompanying balance sheet of ViralMarkets, Inc. (a development stage company) as of November 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period, January 12, 2000 (inception) to November 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViralMarkets, Inc. of November 30, 2000 and their cash flows for the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 3 to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised or committed, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters also are described in Notes 2 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Liebman Goldberg & Drogin, LLP
Garden City, New York

December 20, 2000

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET

                                NOVEMBER 30, 2000

                                            ASSETS

CURRENT ASSETS:
      Cash in bank                                                               $       1,000
                                                                                 --------------
                      Total assets                                               $       1,000
                                                                                 ==============


                              LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES:
      Due to related company                                                     $       1,000
      Accrued expenses                                                                   9,750
                                                                                 --------------
                      Total liabilities                                                 10,750
                                                                                 --------------

STOCKHOLDERS' (DEFICIT):
      Preferred stock $.001 par value, 5,000,000
          shares authoried and $-0- issued and outstanding                       $         -
      Common stock $.001 par value per share, 25,000,000
          shares authorized and 1,091,964 shares issued
          and outstanding                                                                1,092
      Less: stock subscriptions receivable                                              (1,092)
      Deficit accumulated during development stage                                      (9,750)
                                                                                 --------------
                      Total stockholders' (deficit)                                     (9,750)
                                                                                 --------------
                      Total liabilities and stockholders' deficit                $       1,000
                                                                                 ==============



                       See notes to financial statements.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

              FOR JANUARY 12, 2000 (INCEPTION) TO NOVEMBER 30, 2000


EXPENSES:
      Professional fees                                                           $       9,750
                                                                                  --------------
                      Total expenses                                                      9,750
                                                                                  --------------
      Loss during development stage                                                      (9,750)
                                                                                  --------------

      Net loss                                                                    $      (9,750)
                                                                                  ==============

      Basic and diluted (loss) per share                                          $       (0.01)
                                                                                  ==============

      Weighted average common shares outstanding                                      1,091,964
                                                                                  ==============






                       See notes to financial statements.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

              FOR JANUARY 12, 2000 (INCEPTION) TO NOVEMBER 30, 2000


                                                                                                 DEFICIT
                                                                               CAPITAL IN      ACCUMULATED
                                                     COMMON STOCK               EXCESS OF   DURING DEVELOPMENT
                                                SHARES          AMOUNT          PAR VALUE          STAGE
                                           ---------------  ---------------  --------------- ------------------
Common stock issuance                           1,091,964       $   1,092          $   -          $      -

Less: stock subscriptions
    receivable
                                                      -            (1,092)             -                 -

Net loss for the period
                                                      -               -                -              (9,750)
                                           ---------------  ---------------  --------------- ------------------

Balance - November 30, 2000                     1,091,964       $     -            $   -          $   (9,750)
                                           ===============  ===============  =============== ==================





                       See notes to financial statements.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

              FOR JANUARY 12, 2000 (INCEPTION) TO NOVEMBER 30, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                 $      (9,750)
      ADJUSTMENTS TO RECONCILE NET (LOSS) TO NET CASH
          PROVIDED BY OPERATING ACTIVITIES:
            Increase in current liabilities                                           10,750
                                                                           ------------------
                      Net cash provided by operating activities                        1,000

      Cash - January 12, 2000 (Inception)                                                -
                                                                           ------------------
      Cash - November 30, 2000                                                 $       1,000
                                                                           ==================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Taxes paid                                                               $         -
                                                                           ==================

      Interest paid                                                            $         -
                                                                           ==================




                       See notes to financial statements.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                NOVEMBER 30, 2000


NOTE 1 - NATURE OF OPERATIONS:

           ViralMarkets, Inc. ("the Company") was incorporated on January 12, 2000 under the business laws of the State of Delaware. It originally was incorporated as ViralTrends.Com, Inc. and on September 14, 2000 filed an amendment with the State of Delaware changing its name to ViralMarkets, Inc. The Company is a New York based development stage company that intends to produce "turn key" customizable marketing solutions for small medium sized businesses. The business strategy is to enable these businesses to create their own e-mail advertising campaigns on the Company's web-site. The Company will be self-promoting as "viral" in nature since the promotions will always invite (encourage) recipients to forward the e-mail to friends, business associates, etc. As of November 30, 2000, the Company has not yet commenced any formal business operations, and all activity to date relates to the Company's formation and proposed fund raising.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

           DEVELOPMENT STAGE ACTIVITIES AND OPERATIONS:

           The Company is in its initial stages of formation and for the period ended November 30, 2000 had no revenues. While its website is now active, the Company is still in early stages of revenue production and completion of website participation refinement, thus remaining in the development stage.

           WEB SITE DEVELOPMENT COSTS:

           All costs incurred in the acquisition and development of software for the Company's website will be capitalized. These costs will be written off over three years on a straight line basis. Costs incurred to operate the website such as maintenance, training and administration will be expensed as incurred.

           USE OF ESTIMATES:

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

           FAIR VALUE OF FINANCIAL INSTRUMENTS:

           SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the fair value information, whether or not recognized in the balance sheet, where its is practicable to estimate that value. Presently, the Company has no receivables and payables represent monies owed for professional fees relating to the formation of the Company and its initial fund raising.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                NOVEMBER 30, 2000

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

           IMPAIRMENT OF LONG-LIVED ASSETS:

           The Company has not yet adopted FASB Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 requires that impairment losses are to be recorded when long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Long-lived assets to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell. There have been no material adjustments for impairments of long-lived assets.

           REVENUE RECOGNITION:

           The Company has not set up policies of revenue recognition for the areas being developed for revenue streams such as advertising commerce, memberships, merchandise and etc.

           CASH AND CASH EQUIVALENTS:

           The Company will consider all highly liquid temporary cash investments with original maturities of three months or less to be cash equivalents.

           CONCENTRATION OF CREDIT RISK:

           Financial instruments that potentially subject the Company to significant concentrations of credit risk could consist primarily of cash and cash equivalents. The Company's cash management and investment policies will restrict investments to low risk, highly-liquid securities and the Company will perform periodic evaluations of the credit standing of the finanical institutions with which it deals.

           INCOME TAXES:

           The Company intends to account for income taxes under the Financial Accounting Standards Board of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the Company's not having any material operations for the period ending November 30, 2000.

           RECENT ACCOUNTING PRONOUNCEMENTS:

           The Company is subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information". Neither statement had any impact on the Company's financial statements as the company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions makers" view the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

                               VIRALMARKETS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                NOVEMBER 30, 2000


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

           NET LOSS PER SHARE:

           Net loss per share is computed in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period.

           Since all the prospective shareholders other than related parties (as discussed in Notes 4 and 5) are to remit payment for stock subscriptions receivable and full payment is not yet complete, no actual common shares have been issued to those shareholders. Common "stock subscribed" shares do not have the same rights and responsibilities of actual outstanding stock; including shares other than those issued to related parties.

NOTE 3  - GOING CONCERN:

           The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As a development stage company, the Company has no revenue and limited financing. These conditions raise doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

NOTE 4 - DUE TO RELATED PARTY:

           On November 14, 2000, the Company received a loan from Imojo, Inc. to open a bank account. Imojo, Inc. and Imojo Holdings, LLC; another related party are subscribers of the Company's common stock and initially have a controlling interest of over 50%.

NOTE 5 - SUBSEQUENT EVENTS:

           On November 29, 2000, the Company filed a certificate of amendment with the State of Delaware to change its authorized shares from 1,000 common $.01 par value to 25,000,000 $.001 par value. Additionally, there will be 5,000,000 $.001 par value preferred shares authorized.

           The Company issued 538,100 and 553,864 common shares to Imojo, Inc. and Imojo Holdings LLC respectively at par value. It also intends to issue an additional 1,060,582 common shares to 33 investors at $.01 par share. The amount of common shares to be issued will be 2,152,546. The 1,091,964 common shares owned by Imojo, Inc. and Imojo Holdings, LLC will represent 50.7% of the total common shares outstanding after all stock subscriptions have been paid.

NOTE 6 - COMMITMENTS AND CONTINGENCIES:

           Presently the Company has no commitments or contingencies. However, rental space has been made available to the Company at no charge by Imojo; a related party.

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Prospectus Summary............................................
Risk Factors..................................................
The Company...................................................

Business......................................................

Management's Plan of Operation................................

Management....................................................
Principal Stockholders........................................
Selling Stockholders and Plan of Distribution.................
Certain Transactions..........................................
Description of Securities.....................................

Legal Matters.................................................
Experts.......................................................
Where You Can Find More Information...........................
Index to Financial Statements.................................

                                   -----------

         Until __________, 2000, all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ViralMarkets, Inc.
                        2,152,546 Shares of Common Stock
                                   -----------

                                   PROSPECTUS
                                __________ , 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article IX of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the extent that they act in good faith and are not adjudged liable to the Corporation.

         Article IX of the Registrant's Bylaws also provides for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permits the Registrant to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not the Registrant would have the power or obligation to indemnify them against such liability under the Registrant's Bylaws.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article SIXTH of the Registrant's Certificate of Incorporation provides for such limitation of liability.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer, director, agent, or employee may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are as follows:

ITEM                                                           Amount
----
Registration Fee (Securities and Exchange Commission)...... $
Accounting Fees and Expenses .............................. $
Legal Fees and Expenses.................................... $
Transfer Agent's Fees...................................... $
Miscellaneous Expenses .................................... $
                                                            -------------
Total...................................................... $
                                                            -------------



The Registrant will bear all costs and expenses of the registration of the shares under the Securities Act and certain state securities laws, other than any discounts or commissions payable with respect to sales of the shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In November of 2000, we sold 553,864 shares of Common Stock to IMOJO, Inc. (Affiliate) and 538,100 shares of Common Stock to IMOJO Holdings, LLC (Affiliate) at $.001 per share for an aggregate purchase price of $1,091.96. In December of 2000, we sold an aggregate of 1,060,582 shares of Common Stock to the individuals below at a purchase price of $.01 per share for an aggregate purchase price of $10,605.82 to the individuals and entities below.


      NAME OF SELLING SHAREHOLDER               NUMBER OF SHARES
-------------------------------------------------------------------------
Kenneth Neu                                                        1,428
-------------------------------------------------------------------------
David Nouvini                                                      1,428
-------------------------------------------------------------------------
Michael Asfour                                                     1,428
-------------------------------------------------------------------------
Pete Sterling                                                      1,428
-------------------------------------------------------------------------
Carolyn Ferrante                                                   1,428
-------------------------------------------------------------------------
Dimitri Kotsiopoulos                                                 572
-------------------------------------------------------------------------
Antonio Cappellino                                                   428
-------------------------------------------------------------------------

Anthony J. Vitale Jr.                                                214
-------------------------------------------------------------------------
Allison McMarrow                                                     214
-------------------------------------------------------------------------
Steven Wroblewski                                                    142
-------------------------------------------------------------------------
Nazmi                                                                142
-------------------------------------------------------------------------
Todd O'Connell                                                       100
-------------------------------------------------------------------------
WSDM 2000, LLC                                                       430
-------------------------------------------------------------------------
Catherine Fraiser                                                    100
-------------------------------------------------------------------------
Bryan Kaufman                                                        100
-------------------------------------------------------------------------
Theresa Mari                                                         100
-------------------------------------------------------------------------
Debra Hamilton                                                       100
-------------------------------------------------------------------------
Michael Gilbert                                                      100
-------------------------------------------------------------------------
Adrian Mangra                                                        100
-------------------------------------------------------------------------
Suzanne Napoli                                                       100
-------------------------------------------------------------------------
Debra Morsony                                                        100
-------------------------------------------------------------------------
George Gavalos                                                       100
-------------------------------------------------------------------------
Jason Asfour                                                         100
-------------------------------------------------------------------------
Cindy Bermingham                                                 105,000
-------------------------------------------------------------------------
Robert Brown                                                     105,000
-------------------------------------------------------------------------
Scott Krauss                                                     105,000
-------------------------------------------------------------------------
Brenda Caufield                                                  105,000
-------------------------------------------------------------------------
Diana Chungfen Wang                                              105,000
-------------------------------------------------------------------------
Kevin McGoldrich                                                 105,000
-------------------------------------------------------------------------
Melissa Naeder                                                   105,000
-------------------------------------------------------------------------
William Brown                                                    105,000
-------------------------------------------------------------------------
Lamonte Mitchell                                                 105,000
-------------------------------------------------------------------------
Chai Ing Wang                                                    105,000
-------------------------------------------------------------------------
IMOJO, Inc.                                                      538,100
-------------------------------------------------------------------------
IMOJO Holdings, LLC                                              553,864
-------------------------------------------------------------------------
Rosa Nouvini                                                         100
-------------------------------------------------------------------------
Judith Neu                                                           100
-------------------------------------------------------------------------
Total:                                                         2,152,546
-------------------------------------------------------------------------

All such shares were sold in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS.

           EXHIBIT NO.       DESCRIPTION
           -----------       -----------
           3.1               Certificate of Incorporation

           3.2               Bylaws
           4.1               Form of Common Stock Certificate
           5*                Opinion of Counsel
           23.1*             Consent of Auditors
           23.2*             Consent of Counsel (contained in opinion of counsel filed as Exhibit 5)


*    Filed herewith.



ITEM 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

         THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES THAT IT WILL:

                  (1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                  (3) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


                           (i) Include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) Reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) Include any material information with respect
                  to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement.

                  (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Commack, State of New York on December 20, 2000.

                            VIRALMARKETS, INC.
                            ------------------

                            By:  /S/ PAUL STEO
                                 -------------
                                 Paul Steo
                                 CHIEF EXECUTIVE OFFICER, PRESIDENT (PRINCIPAL EXECUTIVE OFFICER) AND INTERIM CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         SIGNATURE                    TITLE             DATE
         ---------                    -----             ----
/S/ PAUL STEO
-------------
Paul Steo                             Director          December 20, 2000

                               VIRALMARKETS, INC.

                                  EXHIBIT INDEX
                                  -------------

           EXHIBIT NO.       DESCRIPTION
           -----------       -----------
           3.1               Certificate of Incorporation
           3.2               Bylaws
           4.1               Form of Common Stock Certificate
           5*                Opinion of Counsel
           23.1*             Consent of Auditors
           23.2*             Consent of Counsel (contained in opinion of counsel
                             filed as Exhibits)